Prospectus Supplement No. 4 Filed pursuant to rule 424(b)(3) (to prospectus dated June 7, 2022) Registration No. 333-264293

HYCROFT MINING HOLDING CORPORATION
Up to 94,258,841 shares of Common Stock Issuable upon Exercise of the Warrants
Up to 71,211,526 shares of Common Stock
Up to 60,125,009 Warrants

This prospectus supplement is being filed by Hycroft Mining Holding Corporation, a Delaware corporation (the “Company,” “we,” “our”, “us”) to update and supplement the information contained in the prospectus dated June 7, 2022 (the “Prospectus”) relating to the issuance of up to an aggregate of 94,258,841 shares of our Class A common stock, par value $0.0001 per share (“Common Stock”), which includes (i) 34,289,898 shares of Common Stock that may be issued upon exercise of warrants, including the public warrants, private placement warrants, forward purchase warrants, and PIPE warrants (as each such terms is defined under “Selected Definitions” in the Prospectus) at an exercise price of $11.50 per share of Common Stock; (ii) 9,583,334 shares of Common Stock that may be issued upon exercise of the October 2020 warrants (as such term is defined under “Selected Definitions” in the Prospectus) at an exercise price of $10.50 per share of Common Stock; and (iii) 46,816,480 shares of Common Stock that may be issued upon exercise of the New Warrants (as such term is defined under “Selected Definitions” in the Prospectus) at an exercise price of $1.068 per share of Common Stock. The Prospectus also relates to the offer and sale, from time to time, by the selling security holders identified in the Prospectus (the “Selling Security holders”), or their permitted transferees of up to (i) 71,211,526 shares of Common Stock, and (ii) up to 60,125,009 warrants to purchase shares of Common Stock, including the private placement warrants, forward purchase warrants, PIPE warrants, October 2022 warrants and New Warrants.

This prospectus supplement is being filed to update and supplement the information contained in the Prospectus, which forms a part of our registration statement on Form S-1 (File No. 333-264293) with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on November 16, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our Common Stock, our public warrants, and our October 2020 warrants (as such terms are defined under “Selected Definitions” in the Prospectus) are listed on The Nasdaq Capital Market, under the symbols “HYMC,” “HYMCW,” and “HYMCL,” respectively. On November 16, 2022, the last reported sales price of our Common Stock listed under the symbol HYMC was $0.81 per share, the last reported sales price of our public warrants listed under the symbol HYMCW was $0.1000 per warrant, and the last reported sales price of our October 2020 warrants listed under the symbol HYMCL was $0.1410 per warrant.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 20 of the Prospectus and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 16, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 10, 2022

HYCROFT MINING HOLDING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-38387	82-2657796
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4300 Water Canyon Road, Unit 1 Winnemucca, Nevada		89445
(Address of Principal Executive Offices)		(Zip Code)

(775) 304-0260
Registrant's telephone number, including area code
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	HYMC	The Nasdaq Capital Market
Warrants to purchase Common Stock	HYMCW	The Nasdaq Capital Market
Warrants to purchase Common Stock	HYMCL	The Nasdaq Capital Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01 Changes in Registrant's Certifying Accountant.

(a)	Dismissal of independent registered public accounting firm
On November 10, 2022, the Audit Committee of the Board of Directors (the “Audit Committee”) of Hycroft Mining Holding Corporation (the “Company”), approved the dismissal of Plante & Moran, PLLC (“Plante Moran”) as the Company’s independent registered public accounting firm.

The audit reports of Plante Moran on the Company’s financial statements for the fiscal years ended December 31, 2020 and 2021, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for Plante Moran’s report on the financial statements for the year ended December 31, 2020, which contained an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. There was no such modification for the year ended December 31, 2021, as the Company completed financing transactions during March of 2022.

During the two most recent fiscal years ended December 31, 2020 and 2021, and through the subsequent interim period preceding Plante Moran’s dismissal, there were no disagreements between the Company and Plante Moran on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Plante Moran, would have caused it to make reference thereto in its reports on the Company’s financial statements for such fiscal years.

During the two most recent fiscal years ended December 31, 2020 and 2021, and through the subsequent interim period preceding Plante Moran’s dismissal, there were no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, except with respect to the material weakness in internal controls over financial reporting (related to certain SPAC warrants issued in connection with the Company’s 2018 initial going public transaction) during the years ended December 31, 2020 and 2021. After considering the guidance in the April 12, 2021, Securities and Exchange Commission’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies”, the material weakness was discussed with the Audit Committee, remediated, and is no longer continuing. The Company has authorized Plante Moran to respond fully to inquiries of the successor independent registered public accounting firm concerning the previously disclosed material weakness.

The Company provided Plante Moran with a copy of these disclosures as set forth under this Item 4.01 and Item 304(a) of Regulation S-K and requested Plante Moran furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether Plante Moran agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of Plante Moran’s letter, dated November 16, 2022, is filed as as Exhibit 16.1 to this Form 8-K.

(b)	Engagement of new independent registered public accounting firm
On November 10, 2022, the Audit Committee approved the engagement of Moss Adams, LLP, as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022. During the two most recent fiscal years ended December 31, 2020 and 2021, and through November 10, 2022, neither the Company nor anyone on the Company’s behalf consulted with Moss Adams regarding any of the matters referred to in Item 304(a)(2)(i) or (ii) of Regulation S-K. The appointment of Moss Adams as the Company's independent registered public accounting firm was the result of a request for proposal process.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
The list of exhibits is set forth on the Exhibit Index of this Current Report on Form 8-K and is incorporated herein by reference.
EXHIBIT INDEX

Exhibit Number	Description
16.1	Letter from Plante Moran
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 16, 2022	Hycroft Mining Holding Corporation

By:	/s/ Stanton Rideout
Stanton Rideout Executive Vice President and Chief Financial Officer